ASSET PURCHASE AND SALE AGREEMENT


      This ASSET PURCHASE AND SALE AGREEMENT ("Agreement") is dated effective as of January 1, 1999 (the "Effective Date"), by and among Modern Computer Systems, Inc., a Minnesota corporation ("MCS"); BankServ, Inc., a Minnesota corporation ("BankServ"); Dealer Computer Systems, Inc., a Minnesota corporation ("DCS"); Inasyst, Inc., a Minnesota corporation ("Inasyst"); Ronald L. Ingersoll, an individual ("Ingersoll"); and CFI ProServices, Inc., an Oregon corporation ("CFI"). In this Agreement, MCS, BankServ, DCS, Inasyst and Ingersoll are sometimes individually referred to as "Principal" and collectively as the "Principals." All capitalized terms used herein and not previously defined shall have the meaning ascribed thereto in Section 10.14 of this Agreement.

                                 RECITALS

      WHEREAS, Ingersoll owns one hundred percent (100%) of the issued and outstanding capital stock of each of MCS and Inasyst, and, together in joint tenancy with his wife, one hundred percent (100%) of the issued and outstanding capital stock of BankServ and DCS; and

      WHEREAS, MCS is in the business of marketing, selling and/or licensing, and providing certain software and hardware products, and related services to financial institutions and other customers; and

      WHEREAS, BankServ, DCS and Inasyst are each the owners of certain software products, listed in Exhibit 1.1 hereof, which BankServ, DCS and Inasyst license to MCS to market for use by financial institutions and other customers; and

      WHEREAS, CFI desires to purchase the software products and related rights from each of BankServ, DCS and Inasyst, to purchase certain assets from MCS, and to employ the existing employees of MCS, all as described, and upon the terms and subject to the conditions, set forth herein; and

      WHEREAS, the Principals each desire to enter into the transactions contemplated herein.

      NOW, THEREFORE, in consideration of the foregoing premises and of the respective representations, warranties, covenants, agreements, and conditions contained herein, the parties hereto agree as follows:

                                AGREEMENT

ARTICLE I:  PURCHASED ASSETS

      Section 1.1 Purchase of Assets.

      On the terms and subject to the conditions herein stated, the Principals hereby agree to sell, assign, transfer, convey, and deliver to CFI as of the Effective Date, and CFI hereby agrees to purchase from the Principals as of the Effective Date, all of the assets and properties described below (collectively, the "Purchased Assets"):

      (a) all Intellectual Property related to the products described in Exhibit
1.1 (the "Products"), including, without limitation, all modifications and versions of such Intellectual Property that may exist as of the Closing Date (as hereinafter defined), and all related Licenses and Records. In furtherance of the foregoing, each of the Principals, as applicable, hereby assigns, sells and transfers to CFI all right, title, interest and good will in and associated with the Marks (listed in Exhibit 3.6(c)), together with all other trademarks used by the Principals in connection with the Business, including all registrations and applications for registrations associated therewith. The Intellectual Property is described more fully on Exhibit 3.6(c);

      (b) all tangible personal property used by MCS in connection with the development, marketing, distribution and support of the Products, including inventory, unless otherwise excluded and set forth on Exhibit 1.3 hereof (collectively, "Purchased Tangible Personal Property"). A listing of all of the Purchased Tangible Personal Property is set forth on Exhibit 1.1(b). The
Purchased Tangible Personal Property constitutes substantially all of the tangible personal property used by the Principals in connection with the Business;

      (c) all of MCS's assignable rights and obligations under Contracts that are related to or entered into in connection with the development, marketing, distribution and/or support of the Products, which Contracts are set forth on
Exhibit 1.1(c) (collectively, "Purchased Contracts");

      (d) all indebtedness and obligations due any of the Principals with respect to the Products, including payment obligations of third parties pursuant to Contracts ("Accounts Receivable") existing on and related to periods on and after the Effective Date, as such obligations are described (and allocated among the parties) in Exhibit 1.1(d), and excluding any intercorporate obligations between the Principals, which obligations have been fully and clearly identified to CFI prior to the Closing Date.

      (e) all deposits (including cash and other liquid assets), accounts, prepayments, and similar payments held or made by or on behalf of the Principals in connection with or relating to the Purchased Assets or the Business; and

      (f) all assignable rights and obligations of MCS under any confidentiality, noncompetition, proprietary information or similar agreement between any of the Principals and any third party (excluding for purposes of this Section 1.1 only, each employee listed on

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Exhibit 3.9  hereof,  which  rights  shall be assigned  and  transferred  to CFI pursuant to Section 1.2, below); provided, that with respect to Ingersoll only, that such agreement relates to the Business.

The parties intend and acknowledge that the Purchased Assets represent and comprise the complete business of MCS, as such business was conducted prior to the Effective Date by all Principals (the "Business").

      Section 1.2 MCS Employees.

      On the terms and subject to the conditions herein stated, the parties hereto acknowledge and agree that, effective as of and immediately after close of business on January 22, 1999, CFI will employ all of the employees of MCS, and MCS shall assign, transfer, convey, and deliver to CFI all rights and obligations of MCS under any confidentiality, noncompetition, proprietary information or similar agreement between any of the Principals and such employees. The parties acknowledge and agree that such employment shall be "at will" (except as otherwise may be agreed between CFI and any employee) and pursuant to CFI's standard employment terms and conditions.

      Section 1.3 Excluded Assets.

      The assets and properties of the Principals of every nature, kind and description, tangible and intangible, real and personal, wherever located, other than the Purchased Assets, are referred to collectively as the "Excluded Assets." The Excluded Assets are described in Exhibit 1.3. The Excluded Assets shall be retained by the Principals.

      Section 1.4 Assumed Obligations and Excluded Liabilities.

      At the Closing, CFI shall assume and agree to pay or perform, promptly as they become due, only those obligations and liabilities of the Principals expressly set forth on Exhibit 1.4 (collectively, the "Assumed Obligations"). Except for the Assumed Obligations, CFI is not assuming, and shall not be deemed to have assumed, any liability and shall not have any obligation for or with respect to any liability or obligation of any of the Principals of any nature whatsoever, whether accrued or fixed, absolute or contingent, known or unknown, or determined or determinable, and whether incurred prior to, on, or after the Effective Date (collectively, the "Excluded Liabilities"). To the extent not satisfied prior to the Closing Date, the Excluded Liabilities shall be retained by the Principals.

      Section 1.5 Closing.

      The closing of the purchase and sale of the Purchased Assets shall take place at 10:00 a.m. at the offices of MCS's broker, Cherry Tree Co. LLC ("Cherry Tree") on January 26, 1999 or at such other time, date, and location as the parties hereto mutually agree. Such time and date of the closing are herein referred to as the "Closing Date."

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ARTICLE II:       PURCHASE PRICE AND PAYMENT TERMS.

      Section 2.1 Purchase Price.

      (a) Payment Amounts. On the Closing Date, CFI shall deliver (i) to MCS the aggregate amount of Five Million Nine Hundred Thousand Dollars ($5,900,000) (the "MCS Cash Payment") and (ii) to Ingersoll, in consideration of the agreements set forth in Article VI hereof, the aggregate amount of One Hundred Thousand Dollars ($100,000) (the "Ingersoll Cash Payment"). The Cash Payments shall be made by wire transfer of immediately available funds. MCS shall hold the MCS Cash Payment on behalf of the Principals for allocation in the manner set forth in Exhibit 2.4.

      (b) Shares. On the Closing Date, CFI shall issue to MCS Fifty Thousand (50,000) shares of CFI common stock (the "Shares"). The Shares will be "restricted shares" within the meaning of the Securities Act of 1933, as amended. CFI shall agree to register the Shares solely upon the terms and conditions, and under the circumstances, set forth in Appendix A. A certificate representing the Shares shall be delivered to MCS on or promptly after the Closing Date.

      The Cash Payment and the value of the Shares are herein collectively referred to as the "Purchase Price."

      Section 2.2 Taxes.

      The Principals shall be jointly and severally responsible for any and all Taxes (as hereinafter defined) which have accrued or which may accrue in the future as a result of any of such Principal's possession, ownership, or use of any of the Purchased Assets prior to the Effective Date, other than Taxes accrued on the MCS Balance Sheet. Insofar as reasonably possible, all such payments of Taxes, due on or before the Effective Date, shall be made and paid on or before the Closing Date, with settlement of any remaining items to be made within thirty (30) days following the Closing Date. CFI shall be solely responsible for any and all Taxes (as hereinafter defined) which are accrued on the MCS Balance Sheet or which accrue as a result of CFI's possession, ownership, or use of the Purchased Assets on and after the Effective Date. The Principals have determined that no sales Taxes are payable as a result of the transactions contemplated herein.

      Section 2.3 Full Compensation.

      Payment of the amounts specified in Section 2.1 shall constitute full compensation to the Principals for the Purchased Assets and full performance of the Principals' various obligations under this Agreement.

      Section 2.4       Allocation of Purchase Price.

      The Principals and CFI hereby agree that the Purchase Price shall be allocated to the various components of the Purchased Assets in accordance with this Section 2.4 and the

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appropriate  provisions of the Internal  Revenue Code of 1986,  as amended,  and applicable regulations thereunder, substantially as set forth in Exhibit 2.4 hereof. Within ninety (90) days after the Closing Date, the parties shall mutually  agree  to  allocate  the  Section  197  intangible  assets  among  the
appropriate   sub-categories  in  an  appropriate  manner.  CFI  shall  make  an allocation of the Section 197 intangible assets consistent with its past practice, and shall deliver the allocation to Ingersoll. Ingersoll shall, within ten (10) business days after receipt thereof and behalf of each of the Principals, provide CFI with either (i) written acknowledgment and approval of such allocation or (ii) written objection to such appraisal and allocation (specifying Ingersoll's reasons therefor). If the parties are unable to agree on the allocation of the purchase price, they will submit the issue to an independent arbitrator. The parties hereto agree to timely file all tax forms, schedules, and returns required with respect to the transaction and the allocation of the Purchase Price. None of the Principals nor CFI shall file any tax return, form, or schedule that is inconsistent with the allocation derived pursuant to this Section 2.4.

                               ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF THE PRINCIPALS

      Except as set forth in the attached Schedule of Exceptions, any Exhibits or other applicable schedule, appendix or exhibit hereto, each of the Principals, individually and jointly, hereby represents and warrants to CFI that the following statements are true and correct as of the date hereof.

      Section 3.1       Corporate Formalities; Enforceability.

      (a) Corporate Status. MCS, BankServ, DCS and Inasyst (the "Corporate Sellers") are each corporations, duly organized, validly existing, and in good standing under the laws of the State of Minnesota. None of the Corporate Sellers is, and will not be with the passage of time, in violation of any provision of their respective Articles of Incorporation and Bylaws as currently in effect (respectively, the "Charter Documents") as a result of the execution and delivery of this Agreement and each document contemplated hereby, and the consummation of the transactions contemplated herein.

      (b) Corporate Power and Authority. Each of the Corporate Sellers has all requisite corporate power and authority to own, lease, possess, and operate its assets; to engage in the business in which it is and was engaged prior to the Closing Date; to execute, deliver, and carry out the terms and provisions of this Agreement and each document contemplated hereby; and to consummate the transactions contemplated herein and therein. The Board of Directors of each of the Corporate Sellers has duly approved, and, on the Closing Date, each of the Principals will have taken or caused to be taken all other proper and necessary action to authorize the execution, delivery, and performance of this Agreement and each document contemplated hereby. Each of the Corporate Sellers is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where

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

the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Business or the Purchased Assets.

      (c) Enforceability of Acquisition Agreement and Related Documents. The Principals have each duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid, and binding obligation of each of the Principals, enforceable in accordance with its terms. Each document contemplated hereby, when executed and delivered by the Principals in accordance with the provisions hereof and thereof, shall be a legal, valid and binding obligation of the executing party, enforceable in accordance with its terms.

      (d) Authority to Sell; Subsidiaries and Other Interests. Ingersoll, either solely or in joint tenancy with his spouse, owns one hundred percent (100%) of the outstanding capital stock of each of the Corporate Sellers, free and clear of all Liens, and has the right to vote the stock of each Corporate Seller in favor of, and to take any other actions necessary to effect, the transactions contemplated by this Agreement without the consent, waiver or action of any other person. None of the Corporate Sellers owns or controls any capital stock or ownership interest in any other corporation, partnership or entity, either directly or indirectly.

      Section 3.2       Non-Contravention.

      The execution and delivery by the Principals of this Agreement and of the documents contemplated hereby; the performance by the Principals of the terms and provisions hereof and thereof; the consummation of the transactions contemplated herein and therein; the operation of the Business prior to the Closing Date; and CFI's ownership of the Purchased Assets (other than as a result of any action or omission of CFI), does not and will not (with the passage of time or the giving of notice or both):

      (a) conflict with any Law or with any Approval (notwithstanding that compliance with any such Law or Approval is not required until a future date) or any proposed or pending change in any Law or Approval;

      (b) conflict with, contravene, result in a breach of, constitute a default under, or give rise to any right of termination, cancellation, acceleration, or loss of right under any Corporate Seller's Charter Documents or under any Contract;

      (c) result in the creation or imposition of any Lien, restriction or encumbrance of any kind (other than those caused directly or indirectly by CFI) upon the Purchased Assets; or

      (d) to the best knowledge of the Principals, require any Approval (except as set forth in Exhibit 3.2).

      Section 3.3 Financial Condition.

      (a) Financial Statements. Ingersoll has delivered to CFI unaudited balance sheets of MCS (the "MCS Balance Sheet"), dated as of October 31, 1998, October 31, 1997 and

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December  31, 1998 (the "MCS Balance  Sheet  Date"),  and the related  unaudited statements of income and cash flows for the periods ended October 31, 1998, October 31, 1997 and December 31, 1998, together with any notes thereto and/or reports thereon (collectively, the "MCS Financial Data"). The MCS Balance Sheet:
(i) has not been  audited;  (ii) is in  accordance  with the Records of MCS; and
(iii) to the best knowledge of Ingersoll and MCS, fairly presents the financial condition of MCS as of the MCS Balance Sheet Date.

      (b)  No  Material  Adverse  Effects.   Except  as  expressly   allowed  or
contemplated by this Agreement, since the MCS Balance Sheet Date, MCS has conducted its business in the ordinary course and there has not occurred:

            (i)   Any Material Adverse Effect;

            (ii) Any amendments or changes in any of the Corporate Seller's Charter Documents that would have any impact on MCS or the Purchased Assets.

            (iii) Any redemption, repurchase or other acquisition of shares of capital stock of MCS by MCS or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of MCS;

            (iv) Any increase in or modification of the compensation or benefits payable or to become payable by MCS to any of its employees;

            (v) Any acquisition or sale of property or assets by or of any of the Corporate Sellers, except in the ordinary course of business;

            (vi) Any entry into, amendment of, relinquishment, termination or non-renewal by a Corporate Seller of any Contracts, lease transaction, commitment or other right or obligation, other than in the ordinary course of business;

            (vii) Any labor dispute, other than routine individual grievances, or, to the best knowledge of the Principals, any activity or proceeding by a labor union or representative thereof to organize any employees of any Corporate Seller; or

            (viii) Any agreement or arrangement made by any Principal to take any action after the date hereof which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Section 3.3 untrue or incorrect as of the date hereof.

      (c) Allocated Payment Amounts. The amounts reflected in the MCS Financial Data as obligations of licensees of the Products arose in the ordinary course of business and are valid obligations reflecting sums due for the provision of goods and services by MCS prior to the Effective Date.

      (d) Undisclosed Liabilities. There are no liabilities or obligations of any nature of any Principal (with respect to Ingersoll only, related to the Business), due or to become due,

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determined or determinable,  absolute,  accrued,  contingent,  or otherwise, and there are no conditions, situations, or circumstances that could reasonably be expected to result in any such liabilities or obligations, except, in any such event, liabilities and/or obligations of MCS that do not relate to the Purchased Assets and are not being acquired by CFI pursuant to this Agreement; or, with respect to the Purchased Assets, (i) as, and to the extent, set forth or specifically reserved against in the MCS Financial Data, (ii) liabilities incurred after the MCS Balance Sheet Date and before the Closing Date in the ordinary and usual course of business consistent with past practice (none of which is a material uninsured liability for breach of contract, breach of warranty, tort or infringement claim, violation of law or lawsuit) and (iii) liabilities incurred in connection with or contemplated by this Agreement. No lien or security interest exists that names any of the Corporate Sellers as debtor, lessee, licensee or otherwise with respect to any of the Purchased Assets.

      (e) Records. The Records contain, in all material respects, true, complete, and correct entries of all dealings or transactions of or in relation to the Business and have been continually and consistently maintained in accordance with good business practices. There have been no transactions that will have, or that could reasonably be expected to have, a Material Adverse Effect thereon, other than as has been accurately set forth in the Records.

      Section 3.4 Tax Returns and Payments.

      (a) The Corporate Sellers have duly and timely filed when due, or will have timely filed on or before the Closing Date, all returns, reports, declarations and applications ("Returns"), relating to all Taxes required to be filed by the Corporate Sellers (including, without limitation, with respect to estimated Taxes, excise Taxes and informational returns). All such Returns are true, accurate, and complete and reflect all Taxes payable. Each of the Corporate Sellers has paid all Taxes due with respect to such entity's activities on or before the Effective Date.

      (b) No Return required to be filed by any of the Corporate Sellers has been audited by any taxing authority. There is no action, suit, proceeding, audit, investigation, or claim pending or threatened in respect of any Taxes for which any Corporate Seller is or may become liable, nor has any deficiency or claim for any Taxes been imposed or assessed. There are no outstanding notices of Deficiencies, adjustments, changes in assessments, or increases in tax rates with respect to any Taxes. There is no agreement, waiver, or consent providing for an extension of time with respect to the assessment of any Taxes against any of the Corporate Sellers.

      (c) Each of the Corporate Sellers has timely paid, withheld or otherwise collected, or made provision on its books for all Taxes due and payable with respect to all taxable periods ending on or prior to the Effective Date and for the relevant portion (ending on the Effective Date) of any taxable period beginning prior to the Effective Date and ending after the Effective Date. There are no Liens for Taxes upon the assets of any of the Corporate Sellers, except Liens for current Taxes not yet due.

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      Section 3.5 Agreements.

      (a) AGREEMENTS. All material agreements, commitments, contracts, arrangements, mortgages, deeds of trust, instruments, leases, licenses or any other understandings, oral or written, that presently are in effect, including all amendments, modifications, and waivers with respect thereto, related to the Business or the Purchased Assets (collectively, "Contracts"), are listed in
Exhibit 3.5, including, without limitation:

            (i) Any plan, contract or arrangement with any officer, director, consultant or employee of any Corporate Seller, providing for future compensation (including, without limitation, bonuses, pensions, deferred compensation, severance pay or benefits, retirement payments, profit sharing, or the like), whether written or oral;

            (ii) Any joint venture contract or arrangement or any other agreement relating to the Assets which has involved or is expected to involve a sharing of profits with other persons;

            (iii) Any distribution agreement, sales agreement, volume purchase agreement, or other similar agreement that presently is in effect relating to the Business or the Purchased Assets;

            (iv) Any lease for real or personal property used by the Corporate Sellers in connection with the Business;

            (v) Any material agreement, license, permit, concession, arrangement, commitment or authorization which may be, by its terms, terminated or breached by reason of the execution of this Agreement, CFI's acquisition of the Purchased Assets, or any other transactions contemplated hereby;

            (vi) Any instrument evidencing or related in any way to indebtedness by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise and which would be affected by, or would have an effect on, the execution of this Agreement, CFI's acquisition of the Purchased Assets, or any other transactions contemplated hereby;

            (vii)  Any  material  license  agreement,   either  as  licensor  or
licensee, involving the Products or the Intellectual Property;

            (viii) Any other agreement, contract or commitment which is material to the Business or the Purchased Assets.

      (b) NO DEFAULTS. With respect to each of the Contracts (i) a true and correct copy has previously been delivered to CFI, (ii) it is valid and binding on an identified Corporate Seller and is in full force and effect, (iii) the unperformed obligations ascertainable from the face thereof are the existing unperformed obligations thereunder, (iv) the Corporate Seller party is not in violation of the terms of or in default thereunder, and, to the best knowledge of the Principals, no

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other person is in violation of the terms thereof or in default thereunder,  (v)
none of the Corporate Sellers has received a notice of termination with respect thereto, and, (vi) no condition exists or event has occurred (including, without limitation, the consummation of the transactions contemplated hereunder) that, with the giving of notice, the lapse of time, or both, would become a default or permit early termination thereunder. Neither Corporate Sellers nor any Principal is aware that any of Corporate Sellers's rights or obligations under any Contract would not be assignable to CFI pursuant to the terms thereof, and has not received any notice that the other party will, or has threatened to, contest the assignability of any Contract to CFI pursuant to the terms hereof.

      SECTION 3.6 PROPERTY.

      (a) ASSETS. Exhibit 3.6(a) represents (in all material respects) a complete and accurate list of all of the Purchased Assets. Collectively, the Corporate Sellers have good and marketable title to the Purchased Assets, free and clear of all Liens. With respect to tangible Purchased Assets, (i) there is no condition, restriction, or reservation affecting the title to or utility of any such assets which would prevent CFI from occupying, utilizing, or enjoying any such assets (or any part thereof) to the same extent that the relevant Corporate Seller is entitled; (ii) none of the Purchased Assets are held on consignment, nor is the title thereof in the possession of others; (iii) such Purchased Assets are all in good operating condition and repair, ordinary wear and tear excepted; and (iv) such Purchased Assets are reasonably current and up-to-date, and are suitable for the purposes used. The Products have been developed and, as of the Effective Date, are at a level of quality reasonably acceptable to the customers and potential customers to which MCS is targeting the Products and, at a minimum, perform in substantial conformance with the functionality and specifications pursuant to which MCS has traditionally marketed such Products.

      (b) REAL PROPERTY. MCS has no title to or ownership interest (other than a leasehold estate) in any real property. Exhibit 3.6(b) includes a description of the lease currently in place for MCS (the "Real Property Lease"). The Principals have previously delivered to CFI a true and complete copy of the Real Property Lease, including all material amendments, modifications, and waivers with respect thereto. The Real Property Lease is valid, in full force and effect, and all rents and additional rents due as of the Effective Date on such lease have been paid. MCS has been in peaceable possession since the commencement of the original term of such lease and is not in material default thereunder and no waiver, indulgence, or postponement of MCS's obligations thereunder has been granted by the lessor; and there exists no event of default or event, occurrence, condition, or act that, with the giving of notice, the lapse of time, or both, would become a default under such lease. MCS has not violated any of the terms or conditions under such Real Property Lease in any material respect, and, to the knowledge of the Principals, all of the material covenants to be performed by any other party under any such lease have been fully performed.

      (c)   INTELLECTUAL PROPERTY.

            (i) All of the Intellectual Property which is or has been used, or may be necessary or useful, in connection with the Business is described in
Exhibit 3.6(c), including (without limitation) Corporate Sellers's trademarks, service marks, trade names and copyrights (herein, "Marks"), which Marks have been registered with applicable governmental authorities to the extent described in Exhibit 3.6(c) (as used herein, the term "trademarks" includes trademarks, service marks and trade names).

            (ii) The Corporate Sellers each own, have the right to use, sell, license, dispose of, and to bring actions for the misappropriation of, all such Corporate Seller's Intellectual Property, without any conflict with or infringement of the rights of others, free and clear of all liens, charges, encumbrances or other restrictions of any kind. None of the Corporate Sellers has assigned or licensed rights to any third party (except intercompany assignments or licenses to other Corporate Sellers) to the Marks.

            (iii) The execution, delivery and performance of this Agreement and the documents contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, will not breach, violate or conflict with any Contract governing any Intellectual Property, will not cause the forfeiture or termination of any Intellectual Property or in any way impinge on the rights held in such Intellectual Property, whether before or after the Closing Date.

            (iv) None of the Intellectual Property infringes on any patents, trademarks, copyrights, trade secrets or any other intellectual property right of any third party.

            (v) There is no pending or, to the best knowledge of the Principals, threatened Claim contesting the validity, ownership or right to use, sell, license, dispose of, or to bring actions for the misappropriation of, any Intellectual Property or any product, process or technology incorporating the Intellectual Property nor, to the best knowledge of the Principals, is there any basis for, or awareness by the Principals of, any such Claim. None of the Principals has received any notice asserting that any Intellectual Property (or the proposed use, sale, license, or disposition thereof) conflicts with or will conflict with the rights of any other party, nor, to the best knowledge of the Principals, is there any basis for any such assertion.

            (vi) The Principals have taken all steps reasonably necessary, appropriate or desirable to safeguard and maintain the secrecy and confidentiality of the Intellectual Property (including, without limitation, entering into appropriate confidentiality and nondisclosure agreements with all employees and other parties with access to or knowledge of the Intellectual Property). To the best knowledge of the Principals, no MCS employees are obligated under any Contract or subject to any judgment, decree or order of any court or administrative agency that would conflict with CFI's ownership and use of the Intellectual Property from and after the Effective Date. The Principals have provided to CFI a copy of each confidentiality or other agreement which Corporate Sellers has entered into with any of its employees regarding any of the Intellectual Property.

            (vii) None of the Corporate Sellers has infringed on or otherwise violated, and is not infringing on or otherwise violating, any Contract or rights of others, and the use by CFI from and after the Effective Date of the Intellectual Property, to the best knowledge of the Principals, will not infringe on or otherwise violate any Contract or rights of others.

            (viii) None of the Principals and, to the best knowledge of the Principals, none of the MCS employees, has published or disclosed any confidential aspect of any Intellectual Property to any other party except in accordance with and as permitted by any license, lease or similar agreement relating to the Intellectual Property, and except pursuant to contracts requiring such other parties to keep the Intellectual Property confidential. To the best knowledge of the Principals, no party to whom the Intellectual Property has been disclosed in accordance with this paragraph has breached such obligation of confidentiality.

      SECTION 3.7 COMPLIANCE WITH LAWS; GOVERNMENTAL AUTHORIZATIONS AND
LICENSES.

      (a) COMPLIANCE WITH LAW. Each of the Corporate Sellers is in compliance in all material respects with and has conducted its business so as to comply in all material respects with all laws, rules and regulations, judgments, decrees or orders of any court, administrative agency, commission, regulatory authority or other governmental authority or instrumentality, domestic or foreign (a "Governmental Authority") applicable to its operations and with respect to which compliance is a condition of engaging in the business thereof. There are no judgments or orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration), including any such actions relating to affirmative action claims or claims of discrimination, against any of the Principals or against any of its properties or businesses related to the Business, which are continuing in effect and could reasonably be expected to have a Material Adverse Effect on the Business or the Purchased Assets.

      (b) GOVERNMENTAL AUTHORIZATIONS AND LICENSES. The Principals possess all governmental licenses, franchises, certificates, consents, permits and other governmental authorizations (collectively, "Licenses") legally required to enable them to operate the Business as now conducted and necessary or desirable for them to own and use the Purchased Assets (in any event, free from restrictions materially burdensome to the operation of the Business), all of which Licenses are described in Exhibit 3.6(b). All such Licenses are valid and existing on the Effective Date and will be so between the date hereof and the Closing Date. No material violations exist or have been recorded in respect of, and no proceeding is pending or threatened looking toward the revocation or limitation of, any such License. The Principals are in full compliance with the terms and conditions of such Licenses (in all material respects). The Principals have complied in all material respects with, and are not now, nor have they ever been, in violation of, any laws, rules, regulations, ordinances or codes applicable to the Business.

      SECTION 3.8 ENVIRONMENTAL COMPLIANCE.

      (a) None of the Principals has ever received any written notice, demand, citation, summons, complaint or order or any notice of any penalty, Lien or assessment, and to the best of its knowledge, no investigation or review is pending by any governmental entity, with respect to any material (i) alleged violation by any of the Corporate Sellers of any Environmental Law, (ii) alleged failure by the Corporate Sellers to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of its business or (iii) Regulated Activity; to the best knowledge of the Principals, none of the Corporate Sellers has violated, or is in violation, of any Environmental Law.

      (b) The Principals have delivered to CFI copies of all environmental audits and other similar reports which have been prepared by or for the Principals with respect to any property owned or leased by the Corporate Sellers.

      SECTION 3.9 EMPLOYEES.

      (a) Employees. Exhibit 3.9 sets forth a list showing the names of all persons employed by MCS as of the Effective Date. BankServ, DCS and Inasyst do not have any employees. None of the MCS employees is a party to any employment or similar agreement with MCS relating to such employment (other than "at will" employment agreements or agreements with the principal purpose of providing for the confidentiality of the Intellectual Property and the prosecution of patent claims). None of the Principals is a party to any effective consulting agreement (either with employees of Corporate Sellers or third parties) with respect to the Business. All employees of MCS are citizens of the United States. As of the Closing Date, MCS has fully paid to each of the employees all compensation owed by MCS to such employees, and has paid or performed all other obligations owed to such employees.

      (b) LEGAL MATTERS. MCS is in compliance with all currently applicable laws and regulations respecting employment, discrimination in employment, verification of immigration status, terms and conditions of employment and wages and hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. There is neither pending nor, to the best knowledge of the Principals, threatened, any investigation or hearing arising out of or based upon any such laws, regulations or practices.

      SECTION 3.10      LITIGATION.

      There are no Claims pending, or, to the best knowledge of the Principals, threatened by, against or affecting the Principals, or any officers, directors, or employees of the Corporate Sellers, the Purchased Assets, or the consummation of the transactions contemplated by this Agreement. To the best knowledge of the Principals, there exists no set of facts or conditions that could reasonably be expected to give rise to any such Claims.

      SECTION 3.11      CUSTOMERS.

      Exhibit 3.11 sets forth a list of all customers of MCS that, during all periods prior to the Effective Date, purchased one or more of the Products. Except as set forth in Exhibit 3.11, to the best knowledge of the Principals, none of such customers, nor any person purporting to represent such customers, has indicated a material dispute, dissatisfaction with MCS's products or services, or an intention to terminate any ongoing contractual business relationship with MCS.

      SECTION 3.12      BROKERS.

      The Principals have engaged Cherry Tree, to assist in the transactions contemplated herein and will incur certain obligations to Cherry Tree as a result of such transactions. The Principals hereby agree to indemnify and hold harmless CFI with respect to any such obligations (including costs and attorneys' fees). Other than Cherry Tree, none of the Principals, nor, to the best knowledge of the Principals, any officer, director or affiliate of the Corporate Sellers, has employed or retained any broker or similar agent or become in any way obligated for such person's fee in connection with the transactions contemplated herein.

      SECTION 3.13      YEAR 2000.

      The Principals hereby warrant and represent that all of the Products are Year 2000 compliant. With respect to Purchased Assets (excluding the Products), software, hardware, firmware, equipment, goods, or systems created or utilized or material to the Business, the Principals, to the best knowledge of the Principals, have taken all reasonable steps to reduce the risks to the Business, its assets and its customers, suppliers, vendors in connection with a potential Year 2000 compliance problem. "Reasonable steps to reduce the risks" means that the Principals' efforts in reducing risks have been reasonable given the risks involved, the effect of the risks on the Business, and the feasibility of reducing or eliminating the risks. For example, the Principals have made a substantial investment in making the Products Year 2000 compliant but may not have taken steps to make items that do not perform date-sensitive functions Year 2000 compliant. As used in this Section, "Year 2000 compliant" means that the designated software, hardware, firmware, equipment, goods, or systems created or utilized or material to the Business will properly perform date sensitive functions before, during, and after the year 2000. The Principals have provided documentation and or other evidence of their efforts within the terms of this
Section 3.13.

      SECTION 3.14      ACCURACY AND COMPLETENESS OF INFORMATION.

      The representations and warranties, written data, documents, reports, written statements, financial statements, and other written information furnished by the Principals to CFI or its representatives in connection with this Agreement or any of the transactions contemplated herein are complete and correct in all material respects, do not contain any material misstatement of fact and do not omit to state any material fact necessary to make the statements herein and therein not misleading.

                                ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF CFI

      Except as set forth in the attached Exhibits, CFI hereby represents and warrants to the Principals that the following statements are true and correct as of the date hereof.

      SECTION 4.1       CORPORATE FORMALITIES; ENFORCEABILITY.

      (a) CORPORATE STATUS. CFI is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Oregon.

      (b) CORPORATE POWER AND AUTHORITY. CFI has all requisite corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and each document contemplated hereby; and to consummate the transactions contemplated herein and therein. The Board of Directors of CFI has duly approved and CFI has taken all other proper and necessary corporate action to authorize the execution, delivery, and performance of this Agreement and each document contemplated hereby.

      (c) ENFORCEABILITY OF ACQUISITION DOCUMENTS. CFI has duly executed and delivered this Agreement and this Agreement constitutes a legal, valid, and binding obligation of CFI, enforceable in accordance with its terms. Each document contemplated hereby, when executed and delivered by CFI in accordance with the provisions hereof and thereof, shall be a legal, valid and binding obligation of CFI, enforceable in accordance with its terms.

      SECTION 4.2 NON-CONTRAVENTION.

      The execution and delivery by CFI of this Agreement and of the documents contemplated hereby; the performance by CFI of the terms and provisions hereof and thereof; and the consummation of the transactions contemplated herein and therein, does not and will not (with the passage of time or the giving of notice or both):

      (a) conflict with any Law or any Approval (notwithstanding that compliance with any such Law or Approval is not required until a future date) or, to the best knowledge of CFI, any proposed or pending change in any Law or Approval;

      (b) conflict with, contravene, result in a breach of, constitute a default under, or give rise to any right of termination, cancellation, acceleration, or loss of right under CFI's corporate charter or bylaws or under any agreement, commitment, contract, arrangement, mortgage, deed of trust, instrument, lease, license, or any other understanding, oral or written, to which CFI is a party or by which CFI may be bound or affected;

      (c) to the best knowledge of CFI, require any Approval.

      SECTION 4.3 CAPITALIZATION.

      (a) The authorized capital stock of CFI consists of 10,000,000 shares of CFI Common Stock, no par value, 10,300 shares of Series A Preferred Stock, no par value ("CFI Series A Preferred Stock"), and 5,000,000 shares of Series Preferred Stock, no par value ("CFI Series Preferred Stock"). As of December 31, 1998, there were outstanding:

            (i)   5,032,977 shares of CFI Common Stock;

            (ii) 7705.43 shares of CFI Class A Preferred Stock; and

            (iii) no shares of CFI Series Preferred Stock.

      (b) All outstanding shares of CFI Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in
Section 4.3(a), above, and Section 4.3(c), below, and as otherwise contemplated by this Agreement, there are no outstanding:

            (i) shares of capital stock or other voting securities of CFI;

            (ii) securities, subscriptions, options, warrants, rights, securities, contracts, commitments, understandings or other arrangements (herein, "CFI Securities") pursuant to which CFI is bound to issue any additional shares of its capital stock or other voting securities, or rights to purchase such shares;

            (iii) obligations of CFI to repurchase, redeem or otherwise acquire any CFI Securities; or

            (iv) agreements between CFI, on the one hand, and any other person or entity, on the other hand, regarding the capital stock or other voting securities of CFI, other than as contemplated by this Agreement.

      (c) Notwithstanding the representations contained in subsection (b), above:

            (i) CFI is obligated to redeem a certain percentage of the Class A Preferred Stock, rounded to the nearest whole number of shares, each year through the year 2018 at a fixed redemption price of $262.14 per share. As of December 31, 1998, 2594.57 shares of a total of 10,300 shares of Class A Preferred Stock had been redeemed. CFI may redeem all or part of the Series A Preferred Stock at any time. Upon the occurrence of: (a) the voluntary or involuntary dissolution, liquidation, or winding up of CFI;
      (b) a sale of substantially all of its assets; or (c) a merger or exchange of shares with another corporation in which CFI is not the survivor, holders of Class A Preferred Stock are entitled to receive out of the assets of CFI, prior to any payment or distribution to holders of common stock, an amount equal to $262.14 per Class A share.

            (ii) CFI currently has in effect a 1999 Consolidated Restated Stock Option Plan, an Amended and Restated Outside Director Restricted Stock Plan, a Restated Outside Director Compensation and Stock Option Plan, and an Employee Stock Purchase Plan (collectively, for purposes of this subsection, the "Plans"). All of the securities underlying these Plans have been registered pursuant to a Form S-8 filed with the SEC on October 19, 1993, a Post-Effective Amendment No. 1 to Form S-8, filed with the SEC on May 26, 1994, a Post-Effective Amendment No. 2 to Form S-8, filed with the SEC on March 1,

      1995,  and a Form S-8 filed with the SEC on  September
      4, 1996 to register an additional 500,000 shares under the Plans. The Plans have been summarized in the 1999 Amended Information Statement, dated January 20, 1999, a copy of which is attached hereto as Exhibit
      4.3(c). As of January 1, 1999, the Plans together permitted future issuances of up to 987,591 shares of common stock, of which 60,837 shares had not been granted as of that date. Since January 1, 1999, options to purchase 175,000 shares have been granted pursuant to the Plans (however, of these, options representing 35,633 shares are contingent upon approval by the CFI shareholders at the annual shareholders' meeting in May 1999).

      (d) All shares of CFI Common Stock to be issued in connection with the transactions contemplated hereby shall, upon issuance, be duly authorized, fully paid, validly issued and nonassessable. CFI has reserved sufficient shares of CFI Common Stock for issuance in connection with the transactions contemplated hereby.

      SECTION 4.4 SEC FILINGS.

      (a)   CFI has delivered to Ingersoll:

            (i) its annual report on Form 10-K for its fiscal years ended December 31, 1996 and 1997.

            (ii) its quarterly report on Form 10-Q for its fiscal quarters ending March 31, 1998, June 30, 1998 and September 30, 1998.

            (iii) its proxy statement relating to a meeting of the shareholders of CFI held on May 15, 1998.

            (iv)  all  of  its  other   reports,   statements,   schedules   and
      registration statements filed with the SEC since December 31, 1998.

The documents described in subparagraphs (i) through (iv) above are hereinafter collectively referred to as the "Filed SEC Documents." The Principals acknowledge that the information set forth in the 1997 Form 10-K and the Forms 10-Q referred to above is superseded by the Form 10-K for CFI's fiscal year ended December 31, 1998, a copy of which shall be provided to Ingersoll promptly after it has been filed with the SEC.

      (b) As of its filing date, no such report or statement filed pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

      (c) For the past twelve months, CFI has filed with the SEC in a timely manner all reports, schedules, forms and other documents required under the Securities Act or the Exchange Act.

      SECTION 4.5 FINANCIAL STATEMENTS.

      The audited consolidated financial statements and unaudited interim financial statements of CFI included in its annual reports on Form 10-K and quarterly reports on Form 10-Q referred to in Section 4.4 present fairly, in conformity with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of CFI and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any interim financial statements).

      SECTION 4.6 COMPLIANCE WITH LAWS.

      CFI is in compliance in all material respects with and has conducted its business so as to comply in all material respects with all laws, rules and regulations, judgments, decrees or orders of any Governmental Authority applicable to its operations and with respect to which compliance is a condition of engaging in the business thereof. There are no judgments or orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration), including any such actions relating to affirmative action claims or claims of discrimination, against CFI or against any of its properties or businesses, which are continuing in effect and could reasonably be expected to have a Material Adverse Effect on CFI.

      SECTION 4.7 NO BROKERS.

      CFI has not employed or retained any broker or similar agent or become in any way obligated for such person's fee in connection with the transactions contemplated herein.

      SECTION 4.8 ACCURACY AND COMPLETENESS OF INFORMATION.

      The representations and warranties, written data, documents, reports, written statements, financial statements, and other written information furnished by CFI to the Principals, or their representatives, in connection with this Agreement or any of the transactions contemplated herein are complete and correct in all material respects, do not contain any material misstatement of fact and do not omit to state any material fact necessary to make the statements herein and therein not misleading.

                                ARTICLE V
                         COVENANTS OF THE PARTIES

      SECTION 5.1       APPROVALS.

      The Principals shall take all commercially reasonable steps to obtain all Approvals and Licenses necessary to consummate the transactions contemplated by this Agreement. In the event that any such Approval or License (including, without limitation, those related to the assignment of the Contracts and the Real Property Lease) has not been obtained on or before the Closing Date, the Principals shall work together and cooperate in good faith with CFI in attempting to expeditiously obtain such Approvals and Licenses.

      SECTION 5.2       TAXES.

      The Corporate Sellers shall timely file true, accurate, and complete federal, state, local, foreign, or other returns, reports, declarations of estimated tax and license, or excise tax applications relating to any Taxes, for all periods up to and including the Effective Date. The Principals shall pay all Taxes owed or owing by the Corporate Sellers when due.

      SECTION 5.3       EMPLOYMENT.

      (a) Ingersoll shall, if requested by CFI, encourage those employees listed on Exhibit 3.9 to continue their employment with CFI after the Effective Date. MCS shall pay each of those employees listed on Exhibit 3.9 all compensation (at the rates then paid by MCS as of the Effective Date, or as otherwise disclosed to CFI in the Schedule of Exceptions attached hereto) due such persons through the January 22, 1999.

      (b) The parties have reviewed the compensation and benefits offered by CFI to its employees generally (the "CFI Benefits") and believe that, overall, such CFI benefits compare favorably to the benefits currently being offered by MCS to the employees listed in Section 3.9. CFI will take commercially reasonable steps to allow each MCS employee to "rollover" all amounts held in such employee's MCS 401(k) plan account into CFI's 401(k) plan (such obligation may require the termination of the MCS 401(k) plan and the execution of all reasonable transfer documentation by the participants in such plan). CFI will use best efforts to cause its health insurance plan provider to waive all pre-existing condition exclusions with respect to the employees listed on Exhibit 3.9.

      (c) In furtherance of Section 3.9(a) hereof, in the event that any employee of MCS shall make a claim for any unpaid obligations arising during such employee's employment with MCS (including, without limitation, unpaid salary, commissions, PTO, ERISA plan contribution, etc.), MCS shall indemnify CFI against any Loss resulting therefrom in accordance with the terms of Section
9.2 hereof; provided, however, that any such indemnification obligation shall not be subject to the provisions of clause (ii) of Section 9.2(d).

      SECTION 5.4 ADDITIONAL DELIVERIES.

      (a) At the Closing, CFI shall enter into a Transition Services Letter Agreement with Ingersoll and Lois J. Ingersoll in the form set forth as Appendix B.

      (b) At or promptly after the Closing, the Principals shall promptly take, or cause to be taken, all necessary action to effect the transfer of all bank deposit and/or savings accounts, certificates of deposit and other fund accounts to be transferred to CFI. Any claim made by CFI as a result of the Principal's failure to satisfy the covenants in this Section 5.4(b) shall not be subject to the limitations of clause (ii) of Section 9.2(d) or the penultimate sentence of
Section 9.2(d).

      (c) At or promptly after the Closing, the Principals shall promptly take, or cause to be taken, all necessary action to obtain and effect the proper filing of a UCC-3 Termination Statement with respect to the lien on the Purchased Assets held by Bank Windsor. Any claim made by CFI as a result of the Principal's failure to satisfy the covenants in this Section 5.4(c) shall not be subject to the limitations of clause (ii) of Section 9.2(d) or the penultimate sentence of Section 9.2(d).

      (c) If requested by CFI, the Principals each will use good faith efforts to assist CFI in obtaining an assignment of all of such Principals' Marks with respect to the Products, to the extent applicable.

                                ARTICLE VI
              NONCOMPETITION; NONSOLICITATION; NONDISCLOSURE

      SECTION 6.1 NONCOMPETITION.

      During the period commencing on the Effective Date and terminating on the later to occur of two (2) years from the Effective Date (the "Restrictive Period"), each of the Principals, severally, hereby agrees that he, she or it will not join, control or participate in the ownership, management, operation or control of or be connected with in any manner, any business located in the United States or Canada which provides software products providing any of the following services to the financial services industry:

            (i)   Host processing services.
            (ii)  Lending origination and documentation system.
            (iii) Call Centers.
            (iv)  Branch Automation.
            (v)   Home Banking.
            (vi)  Marketing customer information files.
            (vii) Customer profitability analysis.
            (viii)      ATM software.

including, without limitation, any business whose commercial products are in competition with the Purchased Assets or which is developing products which will be in competition with the Purchased Assets (herein, "Restricted Products"), unless released from such obligation by the Board of Directors of CFI. Each Principal agrees that he, she or it shall be deemed to be connected with such business if such business is carried on by a partnership in which he, she or it is a general or limited partner or employee or a corporation or association of which he, she or it is a shareholder, officer, director, employee member, consultant or agent; provided, that nothing herein shall prohibit the purchase or ownership by a Principal of shares of less than five percent (5%) in a publicly or privately held corporation.

      SECTION 6.2 NONSOLICITATION.

      During the Restrictive Period, none of the Principals will solicit for employment, directly or indirectly, or cause to be employed by another, any person who is at any time during the Restrictive Period, an employee, officer or director of the other party, or any of such other party's respective subsidiaries or affiliates, nor form any partnership with or establish any business venture in cooperation with such person, without the express written consent of the Board of Directors of such other party.

      SECTION 6.3 NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

      (a) Any information furnished to or obtained by any Principal or, if applicable, any of such Principal's officers, attorneys, accountants, consultants, representatives or agents (collectively, "Principal's Representatives"), as a result of pursuing the transactions contemplated by this Agreement, shall be treated as confidential information. The Principals each shall not disclose such information and shall use their respective best commercial efforts to keep the Principal's Representatives from disclosing such information, except that a Principal may disclose the confidential information or portions thereof (i) to Principal's Representatives who need to know such information for the purpose of advising such Principal in connection with the transactions contemplated by this Agreement; (ii) if, at the time of the disclosure or thereafter, the confidential information is generally available to and known by the public (other than as a result of disclosure directly or indirectly in violation of any duty of confidentiality); or (iii) if the information has been independently acquired or developed by such Principal without violating a duty of confidentiality. To the extent that a Principal or one of such Principal's Representatives may become legally compelled to disclose any confidential information not encompassed by (i), (ii), or (iii) above, such Principal or such Principal's Representative may disclose such information if the Principal has used his or its best commercial efforts, and has afforded CFI the opportunity, to obtain an appropriate protective order or other satisfactory assurance of confidential treatment for the information required to be disclosed. In the event that the transactions contemplated by this Agreement are not consummated, the Principals and all of such Principal's Representatives shall return to CFI all written information furnished by CFI.

      (b) After the Closing Date, the Principals shall not, and shall use commercially reasonable efforts to cause their Principal Representatives to not, use or disclose to third parties, any trade or business secrets, confidential information, knowledge, data or other information relating to the Business or the Purchased Assets.

      SECTION 6.4 REMEDIES; CONSENT TO INJUNCTION.

      Each of the Principals hereby agrees that CFI will or would suffer immediate and irreparable injury if any of the Principals were to compete with the business of CFI or its subsidiaries in violation of this Article VI, and it is and will be impossible to estimate and determine the damage that will be suffered by CFI or its successors and assigns in the event of a breach by a Principal of any such covenant. Therefore, each of the Principals hereby further agrees that CFI shall be entitled to injunctive relief in a court of appropriate jurisdiction restraining any further violation of such covenant or covenants by a Principal, its employers, employees, partners, agents or other associates or any of them, and each of the Principals hereby stipulates to the entering of such injunctive relief. CFI's right to injunctive relief is cumulative and in addition to whatever other remedies it, including its successors or assigns, may have at law or in equity.

      SECTION 6.5 SEVERABILITY.

      The parties intend that the covenants contained in this Article VI be deemed to be separate covenants as to each county and state, and that if in any judicial proceeding a court shall refuse to enforce all of the separate covenants included herein because, taken together, they cover too extensive a geographic area or because any one includes too large an area or because they cover too long a period of time, the parties intend that such covenants shall be reduced in scope to the extent required by law or, if necessary, eliminated from the provisions hereof, and that all of the remaining covenants hereof not so affected shall remain fully effective and enforceable.

                               ARTICLE VII
           CONDITIONS TO OBLIGATIONS OF THE PRINCIPALS TO CLOSE

      The obligations of each Principal under this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions (any one or more of which may be waived in whole or in part by all of the Principals in writing):

      SECTION 7.1       REPRESENTATIONS AND WARRANTIES TRUE AND CORRECT.

      All representations and warranties of CFI contained herein or in any certificate or other instrument delivered pursuant to the provisions hereof shall be true and correct on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

      SECTION 7.2       COMPLIANCE WITH COVENANTS.

      All of the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by CFI on or prior to the Closing Date shall have been complied with and performed.

      SECTION 7.3       NO LITIGATION.

      No suit, action, investigation, claim, or legal, administrative, arbitration or other proceeding, at law or in equity, shall have been instituted or threatened which (individually or in the aggregate) would materially adversely affect CFI's assets (including the Purchased Assets), the title or interest of CFI in any of such assets, CFI's business, or the consummation of the transactions contemplated hereby.

      SECTION 7.4 DELIVERY OF DOCUMENTS, ETC.

      CFI shall have delivered to the Principals (as specified below), on or prior to the Closing Date, a wire transfer in the aggregate amount of the Cash Payment Amount to MCS in accordance with Section 2.1(a) hereof, and a certificate representing the Shares, properly endorsed by the authorized officers or agent of CFI.

      SECTION 7.5       PROCEEDINGS.

      All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incidental thereto, shall be reasonably satisfactory in form and substance to the Principals and their respective counsel.

                               ARTICLE VIII
                CONDITIONS TO OBLIGATIONS OF CFI TO CLOSE

      The obligations of CFI under this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions (any one or more of which may be waived in whole or in part by CFI in writing):

      SECTION 8.1       REPRESENTATIONS AND WARRANTIES TRUE AND CORRECT.

      All representations and warranties of the Principals contained herein or in any certificate or other instrument delivered pursuant to the provisions hereof shall be true and correct on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

      SECTION 8.2       COMPLIANCE WITH COVENANTS.

      All of the terms, covenants agreements, and conditions of this Agreement to be complied with and performed by the Principals on or prior to the Closing Date shall have been complied with and performed.

      SECTION 8.3       NO MATERIAL ADVERSE EFFECT; NO LITIGATION.

      MCS shall have suffered no Material Adverse Effect since the Effective Date. No suit, action, investigation, claim, or legal, administration, arbitration or other proceeding, at law or in equity, shall have been instituted or threatened which (individually or in the aggregate) would materially adversely affect the Purchased Assets, the title or interest of any Principal in any of such assets, CFI's use of such assets after the Effective Date on substantially the same terms as used by the Principals prior to the Effective Date, or the consummation of any of the transactions contemplated hereby.

      SECTION 8.4 DELIVERY OF DOCUMENTS, ETC.

      The Principals shall deliverto CFI all of the following:

      (a) Consents. On or immediately after the Closing Date, the consent of the landlord (or landlord's agent) under the Real Property Lease.

      (c) Termination Statement. On or immediately after the Closing Date, evidence satisfactory to CFI that the UCC-3 Termination Statement has been filed with all appropriate governmental agencies.

      (d) Bill of Sale. On or prior to the Closing Date, each of MCS, BankServ, DCS and Inasyst shall have delivered to CFI a bill of sale, in the form of
Exhibit 8.4(b) hereof, with respect to the Purchased Assets owned by such Corporate Seller, as identified in Exhibit 1.1.

      8.5   PROCEEDINGS.

      All  proceedings  to  be  taken  in  connection   with  the   transactions
contemplated by this Agreement and all documents incidental thereto, shall be reasonably satisfactory in form and substance to CFI and its counsel.

                                ARTICLE IX
                       SURVIVAL; INDEMNITY; OFFSET

      SECTION 9.1 SURVIVAL.

      The respective representations and warranties, covenants and agreements of
the  Principals,   and  of  CFI  contained  herein  or  in  any  other  document contemplated hereby, shall survive the Closing.

      SECTION 9.2       INDEMNIFICATION.

      (a) From and after the Effective Date, subject to the conditions hereinafter set forth, the Principals, jointly and severally, shall defend, indemnify and hold harmless CFI and its successors and assigns (collectively, "CFI's Indemnified Persons"), and shall reimburse CFI's Indemnified Persons, for, from, and against each and every Loss, imposed on or incurred by CFI's
Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of (i) the operation of the Business or the ownership or use of the Purchased Assets prior to the Closing Date, but expressly excluding any liability reflected or reserved against in the MCS Balance Sheet and any warranty obligations under any Licenses or contractual obligations to be performed after the Effective Date (which obligations have been fully disclosed to CFI in Exhibit 1.1(c)); or (ii) any inaccuracy in any representation or warranty in any respect, whether or not CFI's Indemnified Persons relied thereon or had knowledge thereof, or nonfulfillment of any covenant, agreement or other obligation of the Principals made as of the date hereof or as of the Closing Date under this Agreement or any other document contemplated hereby.

      (b) From and after the Closing Date, subject to the conditions hereinafter set forth, CFI shall defend, indemnify and hold harmless the Principals, and their heirs, successors and assigns (herein, "MCS Indemnified Persons"), and shall reimburse the MCS Indemnified Persons, for, from, and against each and every Loss imposed on or incurred by a MCS Indemnified Person, directly or indirectly, relating to, resulting from or arising out of (i) the operation of the Business or the ownership or use of the Purchased Assets after the Closing Date, or (ii) any inaccuracy in any representation or warranty in any respect, whether or not any MCS Indemnified Person relied thereon or had knowledge thereof, or nonfulfillment of any covenant, agreement or other obligation of CFI made as of the Closing Date under this Agreement or any other document contemplated hereby.

      (c) Promptly after receipt by a party (the "Indemnified Party") of notice of any complaint or the commencement of any action or proceeding by a party which is the subject of indemnification hereunder, the Indemnified Party will notify each party required to indemnify the Indemnified Party (the "Indemnifying Party") in writing of such complaint or with the commencement of such action or proceeding and furnish such Indemnifying Party with copies of all claims, demands, documents, pleadings, and other writings in connection therewith and, if such Indemnifying Party so elects or is requested in writing by the Indemnified Party, such Indemnifying Party will assume the defense of such complaint, claim, action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all expenses and costs, as such expenses and costs are incurred, with respect thereto. Notification by the Indemnified Party to the Indemnifying Party must be made orally within three business days following receipt by the Indemnified Party of knowledge of such claim and in writing within five business days following receipt by the Indemnified Party of knowledge of such claim. In the event that notification to the Indemnifying Party is not made within the time periods required by the immediately preceding sentence, recovery by the Indemnified Party shall be reduced to the extent that such delay has prejudiced the Indemnifying Party or hampered in any way its ability to remedy such situation. The Indemnified Party shall have the right to employ its own separate counsel, but the fees and expenses of such separate counsel shall be at its expense unless any of the following provisions shall apply: (i) the employment of such counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such complaint, claim, action or proceeding; (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of the defense of such complaint, claim, action or proceeding; (iii) the Indemnified Party shall have reasonably concluded that there are defenses available to him, her or it which are materially different from or additional to those available to the Indemnifying Party; or (iv) the Indemnified Party's legal counsel shall advise the Indemnified Party in writing, with a copy to the Indemnifying Party, that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel. If clause (i), (ii),
(iii) or (iv) in the immediately preceding sentence is applicable, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Party to represent or defend him, her or it, but in no event shall such Indemnifying Party be obligated to pay the costs and expenses of more than one such separate counsel for any one such complaint, claim, action, or proceeding in any one jurisdiction.

      (d) Notwithstanding anything to the contrary, Principals shall not be obligated to indemnify, defend or hold harmless CFI's Indemnified Persons against any breach of any representation, warranty or covenant to be made or performed by such Principals or any of them before the Closing Date (a "Covered Breach") unless (i) CFI delivers to a Principal within one (1) year following the Closing Date (or, with respect to a claim related to Taxes only, within the applicable limitations period; in either case, the "Claims Period"), a written claim for indemnification for Losses actually incurred by CFI's Indemnified Persons within such Claims Period ("Indemnification Claim"); provided that if CFI's Indemnified Persons deliver an Indemnification Claim within the Claims Period, the Principals shall indemnify, defend and hold harmless CFI's Indemnified Persons against any Losses with respect to such Claim through and after the date of the Indemnification Claim if such Indemnification Claim relates to a third party claim that is reasonably likely to result in actual Loss to CFI's Indemnified Persons, which Loss is reasonably determinable by the parties as qualifying for indemnification pursuant to this Article 8 at the conclusion of the Claims Period; provided further that the CFI Indemnified Persons agree not to perform any audit or other review for the purpose of detecting or uncovering losses solely in order to bring such notice within the Claims Period, and (ii) the aggregate Losses suffered by CFI's Indemnified Persons in connection with all such Covered Breaches exceed a Fifty Thousand and No/100 Dollars ($50,000.00) aggregate deductible, after which the Principals shall be obligated to indemnify and hold harmless CFI's Indemnified Persons from and against all Losses in excess of the deductible amount. Notwithstanding anything to the contrary contained in this Agreement, in the event that, notwithstanding the limitations contained in this Section 9.2(d) or elsewhere in this Agreement, the Principals nevertheless become liable to CFI's Indemnified Persons for any reason other than as a result of fraud or bad faith, in no event shall the aggregate amount of such liability of the Principals (including all costs, expenses and attorneys' fees paid or incurred by CFI's Indemnified Persons in connection therewith or the curing of any and all misrepresentations or breaches of warranties or covenants under this Agreement) exceed the sum of One Million Five Hundred Thousand Dollars ($1,500,000). In the event of fraud or other intentional misrepresentation or deceit, liability under this Section 9.2(d) shall not be limited by the foregoing sentence.

      (e) Notwithstanding anything else to the contrary contained herein and in addition to the other limitations set forth herein, the Principals shall not be required to indemnify the CFI Indemnified Persons, and the CFI Indemnified Persons shall not seek indemnity from the Principals, for any of the following:

            (i) Losses which arise from or in connection with any claim made by CFI against any of the Principals for consequential damages, including, without limitation, lost profits, lost investment or business opportunity, damages to reputation, exemplary damages, treble damages, nominal damages and operating Losses, unless any of the Principals engage in fraud or bad faith;

            (ii) Losses attributable to or arising from overhead allocations, internal costs (including employee expenses and general and administrative costs) and the internal costs of administering the requirements imposed by or under this Agreement;

            (iii) Losses with respect to which, after the Effective Date, CFI fails in any material respect to comply with its obligations under this Agreement, provided, however, that CFI's noncompliance with such obligations after the Effective Date shall not limit CFI's ability to recover Losses otherwise indemnifiable by the Principals hereunder unless such noncompliance
(A) adversely affects the Principals' ability to administer a claim made by CFI against the Principals, in which case the Principals may withhold payment on that portion, if any, of the claims for which CFI seeks reimbursement until CFI complies with its obligations hereunder, or (B) adversely affects the ability to cure a breach, mitigate a Loss or defend a claim, or (C) otherwise results in or increases the amount of a Loss, in which case the Principals shall not be obligated to indemnify CFI with respect to any such increase in the amount of a Loss;

            (iv) Losses to the extent resulting from the acts or omissions of CFI, including, without limitation, defects generated, embellished or increased by any new release of or any modification to the Products.

      (g) Each of the parties shall use commercially reasonable efforts at all times to minimize the Losses for which the other party may be liable under this Agreement.

                                ARTICLE X
                              MISCELLANEOUS

      SECTION 10.1      NOTICES.

      All notices required or permitted to be given under this Agreement shall be in writing, mailed or delivered to the parties set forth below:

            If to any Principal:    Ronald L. Ingersoll
                                    16305 Knolls Path
                                    Lakeville, Minnesota 55044
                                    Telephone: (612) 892-3508
                                    Facsimile: (612) 435-7095

            If to CFI:              CFI ProServices, Inc.
                                    400 S.W. Sixth Avenue
                                    Portland, OR 97204
                                    Attention: Jeffrey P. Strickler
                                               Vice President and General
                                               Counsel
                                    Telephone:  (503) 274-7280
                                    Facsimile:  (503) 790-9229

Notices may be served by certified or registered mail, postage paid with return receipt requested; by private courier, prepaid; by telex, facsimile, or other telecommunication device capable of transmitting or creating a written record; or personally. Mailed notices shall be deemed delivered five (5) days after mailing, properly addressed. Couriered notices shall be deemed delivered on the date that the courier warrants that delivery will occur. Telex or telecommunicated notices shall be deemed delivered when receipt is either confirmed by confirming transmission equipment or acknowledged by the addressee or its office. Personal delivery shall be effective when accomplished. Unless a party changes its address by giving notice to the other party as provided herein, notices shall be delivered to the parties at the addresses set forth on the signature pages hereof.

      SECTION 10.2      INTERPRETATION.

      (a) INCORPORATION OF EXHIBITS AND SCHEDULES. All schedules and exhibits referenced in and attached hereto are by this reference incorporated into and made a part of this Agreement.

      (b) GOVERNING LAW. THE PARTIES INTEND THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OREGON APPLICABLE TO CONTRACTS MADE AND WHOLLY PERFORMED WITHIN OREGON BY PERSONS DOMICILED IN OREGON.

      (c) INCONSISTENCIES; COLLATERAL DOCUMENTS. In the event of any inconsistency or of any conflict between the terms of this Agreement and any of the terms of any other document contemplated hereby, the terms of this Agreement shall absolutely govern and control. No provision of this Agreement shall be construed against any party on the ground that such party or its counsel drafted the provision.

      (d) HEADINGS AND CAPTIONS. All headings and captions have been inserted for convenience only and shall not affect the interpretation of this Agreement.

      SECTION 10.3      INTEGRATION; AMENDMENT.

      This Agreement, together with the other documents contemplated hereby, constitutes the entire agreement of the parties relating to the subject matter hereof. There are no promises, terms, conditions, obligations, or warranties other than those contained in this Agreement or in the other documents contemplated hereby. This Agreement, and the other documents contemplated hereby, supersede all prior communications, representations, or agreements, verbal or written, among the parties relating to the subject matter hereof. This Agreement may not be amended except in a writing executed by the parties.

      SECTION 10.4      WAIVER.

      No provision of this Agreement shall be deemed to have been waived unless such waiver is in writing signed by the waiving party. No failure by any party to insist upon the strict performance of any provision of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach, of such provision or of any other provision. No waiver of any provision of this Agreement shall be deemed a waiver of any other provision of this Agreement or a waiver of such provision with respect to any subsequent breach, unless expressly provided in writing.

      SECTION 10.5      ATTORNEYS' FEES.

      If any suit, arbitration or action arising out of or related to this Agreement is brought by any party, the prevailing party or parties shall be entitled to recover the reasonable costs and fees (including, without limitation, attorney fees, the fees and costs of experts and consultants, copying, courier and telecommunication costs, deposition costs, and all other costs of discovery) incurred by such party or parties in such suit, arbitration or action, including without limitation any post-trial or appellate proceeding.

      SECTION 10.6      CONTINUING AGREEMENT; ASSIGNMENT; BINDING EFFECT.

      This Agreement is a continuing agreement and shall remain in full force and effect until all obligations of the parties hereunder have been fully performed or otherwise discharged. Neither party may assign this Agreement, in whole or in part, without the prior written consent of the other party. Notwithstanding the foregoing, this Agreement shall bind and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors, heirs, and permitted assigns.

      SECTION 10.7      COSTS AND EXPENSES.

      Except as otherwise set forth herein, each of the parties hereto shall bear its own fees, costs, charges, and expenses incurred by such party in connection with the transactions contemplated hereby, including, but not limited to fees of their respective counsel, accountants, and other advisors.

      SECTION 10.8      NO THIRD-PARTY BENEFICIARY RIGHTS.

      No person not a party to this Agreement is an intended beneficiary of this Agreement, and no person not a party to this Agreement shall have any right to enforce any term of this Agreement; provided, however, that each of CFI's Indemnified Persons and each of the Principals' Indemnified Persons shall have the benefits expressly set forth for such persons in this Agreement.

      SECTION 10.9      COUNTERPARTS.

      This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute one agreement binding on all parties, notwithstanding that all parties are not signatories to the same counterpart.

      SECTION 10.10     ARBITRATION.

      All controversies, claims and disputes arising out of or relating to this Agreement, or the breach of such Agreement, except as otherwise provided herein, shall be decided by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect; provided, however, this agreement to arbitrate shall not apply to any disputes if either party is a debtor in a proceeding under the Federal bankruptcy laws. The parties agree that the location of all arbitration hearings or other court appearances related to this Agreement shall be in Multnomah County, Oregon, and the parties submit to the jurisdiction of the Oregon courts for entry of judgment on the arbitration award. Nothing in this Agreement shall prevent any party from seeking and obtaining preliminary injunctive relief pending the entry of a judgment or arbitration award against any other party provided such relief is sought and obtained in a United States District Court located in Multnomah County, Oregon.

      SECTION 10.11     NO PUBLICITY.

      No party shall make any public disclosure or publicity release pertaining to the existence of this Agreement or of the subject matter contained herein without the consent of the other parties hereto (which consent may be unreasonably withheld by CFI with respect to the Purchase Price and all other confidential terms and information pertaining to the transactions contemplated herein, but which consent shall not be unreasonably withheld in all other circumstances). Notwithstanding the foregoing, each party shall be permitted to make such specific disclosures to the public or to governmental agencies as its counsel shall deem necessary to maintain compliance with and to prevent violation of applicable federal or state laws.

      SECTION 10.12     FURTHER ASSURANCES.

      Each party agrees, at the request of any other party hereto, at any time and from time to time after the date hereof, whether before or after the Closing Date, promptly to execute and deliver all such further documents, and promptly to take and forbear from all such action as may be reasonably necessary or appropriate in order to more effectively to confirm or carry out the provisions of this Agreement and the intent of the parties hereto.

      SECTION 10.13     KNOWLEDGE OF PARTIES.

      Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge, information or belief of the party making such representation or warranty, it is intended to mean that, after such party shall have made reasonable inquiry as to the matters that are the subject of such representation and warranty (including reasonable diligence to ascertain the materiality or effect of any information that is obtained as a result of or in connection with such inquiry), no information has come to the conscious awareness of such party that would give such party actual knowledge of the existence or absence of such facts.

      SECTION 10.14     DEFINITIONS.

      As used herein, the following defined terms shall have the meanings ascribed below:

      "Accounts Receivable" shall be as defined in Section 1.1(d).

      "Approval" shall mean any approval or consent required by any person or governmental authority.

      "Business" shall mean the combined businesses of MCS, BankServ, DCS and Inasyst, as such companies were operated prior to the Effective Date, which the Principals represent is substantially as described in the Recitals to this Agreement.

      "Charter Documents" shall be as defined in Section 3.1(a).

      "Claims" shall mean, collectively, any claim, action or suit; any investigation, inquiry or other proceeding by any administrative, governmental, arbitration or judicial body; or any order, decree, or judgment issued or rendered by any such body.

      "Contracts" shall be as defined in Section 3.5(a).

      "Environmental Laws" shall mean any and all foreign and domestic federal, state and local laws (including case law), regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

      "Environmental Liabilities" shall mean all liabilities, whether vested or unvested, contingent or fixed, which (i) arise under or relate to Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Effective Date.

      "Excluded Assets" shall be as defined in Section 1.3.

      "Excluded Liabilities" shall be as defined in Section 1.4.

      "Intellectual Property" shall mean all intellectual property rights directly related to the Products or the Business, and owned by the Principals or in which any of the Principals has any rights or licenses. Intellectual Property shall include, without limitation, all trademarks, service marks, trade names, copyrights (or any applications for any of the foregoing); patents, industrial models, processes, designs, formulas or applications for patents; inventions (whether or not patentable); designs, drawings, mask works, algorithms, specifications or test information; computer programs or other software (including the human-readable source code and the machine-executable object code of any such software); engineering and associated design data; know-how; manufacturing and marketing information; user documentation and other product literature; and other similar information.

      "Hazardous Substances" shall mean any toxic, radioactive, caustic or otherwise hazardous substance regulated by any Environmental Law, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any material constituent elements displaying any of the foregoing characteristics.

      "Law" shall mean, collectively, any statute, rule, common law, ordinance, regulation, order, writ, judgment, injunction, decree, determination, or award enacted or promulgated by any governmental authority of any nature whatsoever

      "Licenses" shall be as defined in Section 3.7(b).

      "Lien" shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

      "Loss" or "Losses" shall mean any demand, claim, loss, liability, damage, obligation, cost and expense, actually incurred by the affected party (including interest, penalties, costs of preparation and investigation, attorney fees, fees and costs of experts and consultants, copying, courier and telecommunication costs, deposition costs and all other costs of discovery incurred by such party or parties in connection therewith including, in any post-trial or appellate proceeding).

      "Marks" shall be as defined in Section 3.6(c)(i).

      "Material Adverse Effect" shall mean any change, effect or occurrence that has, or is reasonably likely to have, individually or in the aggregate, a material adverse impact on (i) the condition (financial or otherwise) or prospects of MCS, the Business or the Purchased Assets, or (ii) the operation of the Business before or after the Effective Date, or the ownership or other use of the Purchased Assets by CFI thereafter.

      "MCS Financial Data" shall be as defined in Section 3.3(a).

      "Person" means, as the context may require, an individual, partnership, joint venture, corporation, association or any other entity.

      "Purchased Assets" shall be as defined in Section 1.1.

      "Purchased Contracts" shall be as defined in Section 1.1(c).

      "Real Property Lease" shall be as defined in Section 3.6(b).

      "Records"  shall  mean  all  books  of  account,  forms,  records,  files, invoices, customers lists, suppliers lists, business records and plans, catalogs, brochures, other selling material, manuals, correspondence, memoranda, and other data (in all mediums) used by MCS in connection with the Business or otherwise pertaining to the Purchased Assets.

      "Regulated Activity" shall mean any generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Substances.

      "Restrictive Period" shall be as defined in Section 6.1.

      "Taxes" shall mean any and all federal, state, local, foreign, or other taxes (including all those related to income, gross receipts, franchise, excise, sales and use, social security, unemployment, workers' compensation, ad valorem, and property taxes).

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed effective as of January 1, 1999.

"MCS"                                    "BankServ"
Modern Computer Systems, Inc.            BankServ, Inc.



By:    /S/ Ronald L. Ingersoll           By:    /S/ Ronald L. Ingersoll
       -----------------------                  -----------------------
Name:  Ronald L. Ingersoll               Name:  Ronald L. Ingersoll
Title: President and sole shareholder    Title: President and shareholder


"DCS"                                    "Inasyst"
Dealer Computer Systems, Inc.            Inasyst, Inc.



By:    /S/ Ronald L. Ingersoll           By:    /S/ Ronald L. Ingersoll
       -----------------------                  -----------------------
Name:  Ronald L. Ingersoll               Name:  Ronald L. Ingersoll
Title: President and shareholder         Title: President and sole shareholder



"CFI"
CFI ProServices, Inc.



By:    /S/ Jeffrey P. Strickler
       ------------------------
Name:  Jeffrey P. Strickler
Title: Vice President and
       General Counsel

                       EXHIBIT AND APPENDIX LIST TO
                    ASSET PURCHASE AND SALE AGREEMENT

APPENDIX NO.                  DESCRIPTION
-----------                   -----------

A                             Registration Rights
B                             Transition Services Letter Agreement

EXHIBIT NO.                   DESCRIPTION
-----------                   -----------

1.1                           Products
1.1(b)                        Purchased Tangible Personal Property
1.1(c)                        Purchased Contracts
1.1(d)                        Allocation of Accounts Receivable and Other
                              Obligations
1.3                           Excluded Assets
1.4                           Assumed Liabilities
2.4                           Allocation of Purchase Price
3.2                           Required Approvals
3.5                           Contracts
3.6(a)                        Assets
3.6(b)                        Real Property Lease
3.6(c)                        Intellectual Property, including Marks
3.7(b)                        Licenses
3.9                           List of Employees
3.11                          Customers
4.3(c)                        Stock Option Plan Information Statement
8.4(c)                        Bill of Sale

                                                                      Appendix A
                           REGISTRATION RIGHTS

1. If, but without any obligation to do so, CFI proposes to register any shares of its Common Stock under the Securities Act of 1933 (the "Act") in connection with a public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a CFI stock plan, or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Shares), CFI shall, at such time, promptly notify Ingersoll of such registration. Upon Ingersoll's written request given within 15 days after the date of CFI's notice, CFI shall, subject to the provisions of Section 5, below, cause to be registered under the Act all of the Shares that Ingersoll has requested to be registered.

2. CFI shall not be required to effect a registration of the Shares pursuant to this Appendix A, if at any time prior to the effective date of the applicable registration statement, Ingersoll is able to sell the Shares within any three month period under the Act's Rule 144.

3. In connection  with any  registration  pursuant to this Appendix A, CFI shall
(i) furnish Ingersoll with a reasonable number of copies of the prospectus (including the preliminary prospectus) to facilitate the disposition of the registered Shares; (ii) use best efforts to register and qualify the Shares covered by the registration statement under such other securities laws of such jurisdictions as Ingersoll shall reasonably request (provided that, in connection with this obligation, CFI shall not be required to qualify to do business or file a general consent to service of process in any such jurisdiction); and (iii) during all times that such registration statement is effective or a prospectus is required to be delivered under the Act, notify Ingersoll of any event or circumstance that would cause the prospectus to contain an untrue statement of a material fact, or omit to state a material fact required to be stated or necessary to make the statements therein not misleading.

4. In connection with any registration pursuant to this Appendix A, Ingersoll shall (i) furnish to CFI such information regarding himself, the Shares, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of the Shares; (ii) execute such documents in connection with such registration as CFI or the underwriters shall reasonably request; (iii) enter into and perform his obligations under the underwriting agreement that CFI shall have entered into with respect to such registration and offering.

5. In connection with any underwritten offering, CFI shall be required to include in such offering only such number of securities, including the Shares, that the underwriters reasonably believe will not jeopardize the success of such offering (the securities to be included to be apportioned according to the direction of the underwriters, but with an effort to apportion pro rata between CFI, Ingersoll and any other selling shareholder, if any); provided, however, that the Shares to be included in such offering may not be reduced by application of this sentence to less than fifteen percent (15%) of the total value of securities actually included in such offering.

6. In the event any Shares are included in a registration statement under Appendix A:

      (i) The Company will indemnify and hold harmless Ingersoll, his agents and representatives and any underwriters against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the Securities Exchange Act of 1934, as amended (the "1934 Act"), or damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law; and CFI will reimburse Ingersoll, agent, representative, or underwriter for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Subparagraph (i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of CFI (which consent shall not be unreasonably withheld), nor shall CFI be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by Ingersoll or underwriter.

      (ii) Ingersoll will indemnify and hold harmless CFI, each of its directors, each of its officers who have signed the registration statement, each person, if any who controls CFI within the meaning of the Act or the 1934 Act, any agent, representative of CFI, any underwriter and any other person selling securities in such registration statement against any losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon an in conformity with written information furnished by Ingersoll expressly for use in connection with such registration. Ingersoll will reimburse any legal or other expenses reasonably incurred by CFI or any such director, officer, agent, representative, controlling person, underwriter in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Subparagraph (ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Ingersoll, which consent shall not be unreasonably withheld; provided further that the maximum liability of Ingersoll under this Subparagraph (ii) in regard to any registration statement shall in no event exceed the amount of the proceeds received by Ingersoll from the sale of securities under such registration statement.

      (iii) Promptly after receipt by an indemnified party under this Section 6 of Appendix A of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate therein, and, to the extent, the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under Section 6, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 6.

      (iv) The obligations of CFI and Ingersoll under this Section 6 shall survive the completion of any offering of the Shares in a registration statement prepared and filed pursuant to this Appendix A.

7. All incremental expenses (including underwriting discounts and commissions relating to the Shares) incurred in connection with (but only with respect to) the registration, filing and qualification of the Shares (including, without limitation, all fees and disbursements to Ingersoll's counsel), shall be borne by Ingersoll. "Incremental expenses" shall mean any costs directly and distinctly (separately identifiable) applicable to the inclusion of the Shares into the offering.

8. The rights granted pursuant to this Appendix A are not assignable.

                                                                      Appendix B
                      TRANSITION SERVICES AGREEMENT

                             January 26, 1999


Ronald L. Ingersoll
Lois J. Ingersoll
16305 Knolls Path
Lakeville, Minnesota  55044

      RE:   TRANSITION SERVICES

Dear Ron and Lois,

      This letter agreement will confirm our discussions regarding your continued assistance in transitioning the operations and business of Modern Computer Systems, Inc. ("MCS") to CFI ProServices, Inc. ("CFI") in connection with CFI's acquisition of MCS.

      Each of you agree to provide transition assistance services to CFI for so long as there is productive work to accomplish in the transition, from the Closing Date of the acquisition through April 15, 1999 (the "Employment
Period"). During the transition, you will work with CFI management to ensure full and complete transition of your knowledge of the Business (as such term is defined in the acquisition agreement). In particular, Ron will provide professional support to the CFI sales organization, and will report to Lois Roberts. Lois will provide support to the HR, finance and contract administration departments, and will report to Lois Oliver.

      During the Employment Period, CFI will compensate you at the base salary levels each of you were being paid by MCS as at the Closing Date. As of April 15, 1999, your employment with CFI shall cease; you will not be eligible for any severance payment upon termination of your employment.

      You have agreed that you will not participate in the CFI health care and insurance benefits. During the period of your employment with CFI, CFI will reimburse you for any COBRA payments for insurance coverage for such period that you may make with respect to your COBRA election under the MCS plan. As an employee of CFI, you may effect a roll-over of your MCS 401(k) plan assets into CFI's 401(k) plan if you wish; you will not be eligible to participate in any program providing CFI contributions to such 401(k) or any other benefit plan.

      You understand and agree that, if the foregoing agreements establishing an employment relationship would adversely impact CFI (or the 401(k) plan or other benefits offered by CFI) beyond the stated intent to provide you with the benefits described, or if such employment relationship would adversely impact CFI's treatment of your salaries and other costs as acquisition expenses, CFI and you will enter into a consulting agreement on substantially the same terms as stated above.

      In addition, each of you have agreed to remain available for reasonable consultation regarding the Business through December 31, 1999. You agree to provide such service without additional compensation.

      At CFI's request, Ron also agrees to provide CFI reasonable consulting services to assist CFI in researching and analyzing other businesses, primarily in the host processing area. For these additional services, CFI will compensate Ron at a rate of One Thousand Dollars ($1,000) per day, plus documented expenses.

      If you are in agreement with the foregoing, please sign this letter in the spaces set forth below, and return a copy of this letter to me at your earliest convenience. Thank you.

                                    Very truly yours,



                                    Jeffrey P. Strickler
                                    Vice President & General Counsel

Acknowledged and Agreed:


----------------------------        ------------------------------
Ronald L. Ingersoll                 Lois J. Ingersoll